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                                                                    EXHIBIT 99.1


NEWS                NOBLE DRILLING CORPORATION                      [NOBLE LOGO]
                    13135 SOUTH DAIRY ASHFORD, SUITE 800
                    SUGAR LAND, TX 77478
                    PHONE:  281-276-6100 FAX: 281-491-2092
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                           NOBLE DRILLING CORPORATION
                     ANNOUNCES INCREASED AUTHORIZATION UNDER
                            STOCK REPURCHASE PROGRAM

        SUGAR LAND, Texas, January 31, 2002 - Noble Drilling Corporation today announced that its Board of Directors has authorized the Company to repurchase an additional 10,000,000 shares of Common Stock (or approximately 7.6 percent of the outstanding shares) under its existing stock repurchase program. Under a prior 5,000,000 share authorization, which was granted by the Board in April 2000, the Company has to date repurchased a total of 3,696,000 shares of Common Stock and has sold put options covering 950,000 shares of Common Stock. This leaves only 354,000 shares available and unreserved out of the prior authorization.
        Common Stock repurchases under the prior authorization and the 10,000,000 share authorization announced today will be made from time to time on the open market or through privately negotiated transactions at prices determined by the Company.
        Noble Drilling Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company's fleet of 49 offshore drilling units located in key markets worldwide. The Company's fleet of floating deepwater units consists of nine semisubmersibles and three dynamically positioned drillships, seven of which are designed to operate in water depths greater than 5,000 feet. The Company's premium fleet of 34 independent leg, cantilever jackup rigs includes 21 units that operate in water depths of 300 feet and greater, four of which operate in water depths of 360 feet and greater, and 11 units that operate in water depths up to 250 feet. In addition, the Company's fleet includes three submersible units. Nine of the Company's units are capable of operating in harsh environments.

                                    - more -

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Over 60 percent of the fleet is currently deployed in international markets, principally including the North Sea, Brazil, West Africa, the Middle East, India and Mexico. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company's common stock is traded on the New York Stock Exchange under the symbol "NE".
          Additional information on Noble Drilling Corporation is available via the world wide web at http://www.noblecorp.com.

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NDC-263
01/31/02

For additional information, contact:
John T. Rynd, Vice President - Investor Relations, Noble Drilling Services Inc. Noble Drilling Corporation, 281-276-6100